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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Registration Statement of Condor Technology Solutions, Inc. on Form S-1 (the "Registration Statement") of our report dated February 27, 1998 (relating to the financial statements of Management Support Technology Corp. ("MST"), which report expresses an unqualified opinion and includes explanatory paragraphs relating to the chief executive officer/sole stockholder's compensation being at his sole discretion and the acquisition of MST by Condor Technology Solutions, Inc. on February 10, 1998), appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP

Boston, Massachusetts

May 28, 1998